EXHIBIT 99.1

The Chemours Company Reports Third Quarter Results

Third Quarter 2017 Highlights

•	Net Sales of $1.6 billion, up 13%
•	Net Income of $207 million, up $3 million with EPS of $1.08 per diluted share, down $0.03 per diluted share

•	Adjusted EBITDA of $381 million, up 42%
•	Adjusted Net Income of $214 million, up $102 million with Adjusted EPS of $1.12 per diluted share,

up $0.51 per diluted share

•	Full-year outlook reaffirmed

Wilmington, Del., November 2, 2017 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the third quarter 2017.

Chemours President and CEO Mark Vergnano said: “We continue to benefit from the strength of our high-value portfolio. Our performance in Titanium Technologies reflects our ability to provide high-quality Ti-Pure™ titanium dioxide to meet our customers’ needs. In Fluoroproducts, we saw another quarter of increased Opteon™ refrigerant sales and solid demand for our fluoropolymers products.  Combined with increased profitability in Chemical Solutions, we delivered substantial year-over-year improvements across all key financial metrics.”

Third quarter net sales were $1.6 billion, a 13 percent increase from $1.4 billion in the prior-year quarter. Volume growth in all three segments drove a 6 percent increase in revenue while higher prices, primarily for Ti-Pure™ titanium dioxide, added another 9 percent to revenue. Favorable currency in the quarter resulted in a 1 percent revenue increase. These results were offset by a 3 percent decline due to the portfolio effects of divestitures and site closure within Chemical Solutions. Third quarter net income of $207 million increased 1 percent in comparison to last year’s third quarter, which included a gain of $169 million from the sale of businesses in the Chemical Solutions segment. Diluted earnings per share for the third quarter of 2017 was $1.08, compared to $1.11 per diluted share in last year’s third quarter. Adjusted EBITDA for the third quarter 2017 was $381 million, a 42 percent increase compared to $268 million in the third quarter of 2016. This improvement was primarily driven by increased volume and pricing, which were partially reduced by higher variable distribution and environmental costs.

Titanium Technologies

In the third quarter, Titanium Technologies segment sales were $799 million, a 28 percent increase versus the prior-year quarter, driven by higher global average selling prices and demand for Ti-Pure™ titanium dioxide. Segment Adjusted EBITDA was $249 million, a 73 percent year-over-year improvement. Higher Ti-Pure™ titanium dioxide pricing and volumes were somewhat offset by increased raw material and distribution costs.

EXHIBIT 99.1

Fluoroproducts

Fluoroproducts segment sales in the third quarter were $637 million, an increase of 8 percent versus the prior-year quarter. Further adoption of Opteon™ refrigerants and increased demand for fluoropolymers drove the volume increase compared to last year’s third quarter. Higher average prices of base refrigerants were partially offset by moderate contractual decline in automotive pricing for Opteon™, while fluoropolymers pricing was flat versus the prior-year quarter. Segment Adjusted EBITDA was $158 million, up 10 percent versus the prior-year quarter. This improvement reflected higher price and volume partially offset by the combined impact of increased raw materials, expenses related to capital projects, and Hurricane Harvey, as well as timing of other expenses.

Chemical Solutions

Chemical Solutions segment sales in the third quarter 2017 were $148 million, a 19 percent decline versus the prior-year quarter, reflecting the impact of portfolio changes in 2016. Strong demand for mining solutions products was offset by a reduction of sales associated with divestitures and site closure in 2016, while price and currency variances were negligible. Segment Adjusted EBITDA was $18 million compared to $9 million in the prior-year quarter with the increase primarily related to higher volume of retained businesses and lower fixed costs.

Corporate and Other

Corporate and Other represented a negative $44 million of Adjusted EBITDA, $16 million higher than last year’s third quarter. This increase was primarily driven by increased environmental accruals including those related to the former DuPont USS Lead site.

During the third quarter 2017, the company realized a cash tax rate of approximately 9 percent. The company expects its cash tax rate to be in the low teens for the full-year 2017, reflecting the company’s anticipated geographic mix of earnings.

Liquidity

As of September 30, 2017, gross consolidated debt was approximately $4.1 billion. Debt, net of $1.5 billion cash, was approximately $2.6 billion, resulting in a net debt-to-EBITDA ratio of approximately 2.0 times on a trailing twelve-month basis.

Cash provided by operating activities for the third quarter of 2017 was $112 million, reflecting the $320 million PFOA MDL settlement payment, versus $198 million in the third quarter of 2016. Year-to-date, cash provided by operating activities was $336 million, versus $324 million in the first nine months of 2016, which included a $93 million benefit of the prepayment received from DuPont.

Excluding the PFOA payment, Free Cash Flow in the third quarter of 2017 was $324 million versus the previous-year quarter of $131 million. The improvement in Free Cash Flow was due to higher operating earnings and improved working capital performance of $140 million. Excluding the 2016 DuPont prepayment and the 2017 PFOA MDL settlement payment, 2017 year-to-date Free Cash Flow of $425 million would represent a $429 million improvement versus the previous-year’s first nine months.

Outlook

“The successful implementation of our Five Point Transformation Plan has given us the solid foundation to build a future focused on growth,” commented Vergnano. “We continue to expect our 2017 Adjusted EBITDA to be between $1.3 and $1.4 billion, which far exceeds our original transformation plan goal. We also expect 2017 Free Cash Flow to be positive, driven by the strength of our results and the diligent work of our employees.”

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, November 3, 2017 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and general industrial manufacturing.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 26 manufacturing sites serving approximately 4,000 customers in North America, Latin America, Asia-Pacific and Europe.

Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," “anticipate,” "target," "project" and similar expressions, among others, generally identify "forward-looking statements" which speak only as of the date the statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, litigation and other legal proceedings or contingencies, anticipated future operating and financial performance, business plans and prospects, transformation plans, cost savings targets, plans to increase profitability and our outlook for Adjusted EBITDA and Free Cash Flow, that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties which are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT

MEDIA

Alvenia Scarborough

Director, Brand Marketing and Corporate Communications

+1.302.773.4507 media@chemours.com

INVESTORS

Alisha Bellezza

Treasurer and Director of Investor Relations

+1.302.773.2263 investor@chemours.com

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$1,584	$1,398	$4,608	$4,078
Cost of goods sold	1,117	1,056	3,341	3,267
Gross profit	467	342	1,267	811
Selling, general and administrative expense	148	148	444	454
Research and development expense	20	19	61	60
Restructuring and asset-related charges, net	8	60	31	145
Total expenses	176	227	536	659
Equity in earnings of affiliates	9	9	26	17
Interest expense, net	(55)	(51)	(161)	(157)
Other income, net	5	161	53	250
Income before income taxes	250	234	649	262
Provision for income taxes	43	30	130	25
Net income	207	204	519	237
Less: Net income attributable to non-controlling interests	—	—	1	—
Net income attributable to Chemours	$207	$204	$518	$237
Per share data
Basic earnings per share of common stock	$1.12	$1.12	$2.81	$1.31
Diluted earnings per share of common stock	$1.08	$1.11	$2.72	$1.30
Dividends per share of common stock	$0.03	$0.03	$0.09	$0.09

The Chemours Company

Interim Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,535	$902
Accounts and notes receivable - trade, net	942	807
Inventories	877	767
Prepaid expenses and other	79	77
Total current assets	3,433	2,553
Property, plant and equipment	8,412	7,997
Less: Accumulated depreciation	(5,462)	(5,213)
Property, plant and equipment, net	2,950	2,784
Goodwill and other intangible assets, net	167	170
Investments in affiliates	166	136
Other assets	404	417
Total assets	$7,120	$6,060
Liabilities and equity
Current liabilities:
Accounts payable	$1,010	$884
Current maturities of long-term debt	14	15
Other accrued liabilities	546	872
Total current liabilities	1,570	1,771
Long-term debt, net	4,081	3,529
Deferred income taxes	175	132
Other liabilities	489	524
Total liabilities	6,315	5,956
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 185,092,058 and 182,600,533 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	2	2
Additional paid-in capital	830	789
Retained earnings (accumulated deficit)	388	(114)
Accumulated other comprehensive loss	(420)	(577)
Total Chemours stockholders’ equity	800	100
Non-controlling interests	5	4
Total equity	805	104
Total liabilities and equity	$7,120	$6,060

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2017	2016
Operating activities
Net income	$519	$237
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	204	212
Amortization of deferred financing costs and issuance discount	10	15
Gain on sale of assets and businesses	(14)	(258)
Equity in earnings of affiliates	(26)	(17)
Deferred tax provision (benefit)	53	(29)
Asset-related charges	3	109
Other operating charges and credits, net	26	33
(Increase) decrease in operating assets:
Accounts and notes receivable - trade, net	(110)	(63)
Inventories and other operating assets	(91)	113
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(238)	(28)
Cash provided by operating activities	336	324
Investing activities
Purchases of property, plant and equipment	(246)	(235)
Proceeds from sales of assets and businesses, net	39	707
Foreign exchange contract settlements, net	5	(1)
Investment in affiliates	—	(2)
Cash (used for) provided by investing activities	(202)	469
Financing activities
Proceeds from issuance of debt, net	494	—
Debt repayments	(24)	(212)
Dividends paid	(16)	(16)
Deferred financing fees	(6)	(2)
Tax payments related to withholdings on vested restricted stock units	(10)	—
Proceeds from exercised stock options, net	30	—
Cash provided by (used for) financing activities	468	(230)
Effect of exchange rate changes on cash and cash equivalents	31	28
Increase in cash and cash equivalents	633	591
Cash and cash equivalents at beginning of the period	902	366
Cash and cash equivalents at end of the period	$1,535	$957
Non-cash investing activities
Change in property, plant and equipment included in accounts payable	$(16)	$9

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$799	$625	$174	$729	$70
Fluoroproducts	637	591	46	710	(73)
Chemical Solutions	148	182	(34)	149	(1)
Total Net Sales	$1,584	$1,398	$186	$1,588	$(4)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2017	2016	(Decrease)	2017	(Decrease)
Titanium Technologies	$249	$144	$105	$193	$56
Fluoroproducts	158	143	15	197	(39)
Chemical Solutions	18	9	9	7	11
Corporate and Other	(44)	(28)	(16)	(36)	(8)
Total Adjusted EBITDA	$381	$268	$113	$361	$20

Adjusted EBITDA Margin	24%	19%		23%

Quarterly Change in Net Sales from September 30, 2016
		Percentage	Percentage Change Due To
	September 30, 2017 Net Sales	Change vs. September 30, 2016	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,584	13%	9%	6%	1%	(3)%

Titanium Technologies	$799	28%	18%	8%	2%	—%
Fluoroproducts	$637	8%	2%	5%	1%	—%
Chemical Solutions	$148	(19)%	—%	5%	—%	(24)%

Quarterly Change in Net Sales from June 30, 2017
		Percentage	Percentage Change Due To
	September 30, 2017 Net Sales	Change vs. June 30, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,584	—%	3%	(4)%	1%	—%

Titanium Technologies	$799	10%	6%	2%	2%	—%
Fluoroproducts	$637	(10)%	2%	(13)%	1%	—%
Chemical Solutions	$148	(1)%	(4)%	3%	—%	—%

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Net Income to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Net income attributable to Chemours	$207	$204	$161	$518	$237
Non-operating pension and other post-retirement employee benefit income	(7)	(5)	(10)	(24)	(19)
Exchange losses (gains)	4	17	(2)	(3)	37
Restructuring charges	8	14	6	31	41
Asset-related charges	1	46	2	3	109
(Gain) loss on sale of assets or businesses	—	(169)	2	(14)	(258)
Transaction costs [1]	1	2	2	3	18
Legal and other charges [2]	7	5	10	18	24
Benefit from income taxes relating to reconciling items [3]	(7)	(2)	(5)	(10)	(16)
Adjusted Net Income	214	112	166	522	173
Net income attributable to non-controlling interests	—	—	—	1	—
Interest expense, net	55	51	55	161	157
Depreciation and amortization	62	73	71	204	212
All remaining provision for income taxes [3]	50	32	69	140	41
Adjusted EBITDA	$381	$268	$361	$1,028	$583

[1]	Includes accounting, legal and bankers’ transaction fees incurred related to the Company’s strategic initiatives.
[2]	Includes litigation settlements, water treatment accruals related to PFOA, employee separation costs and lease termination charges.
[3]

Total of (benefit from) provision for income taxes reconciles to the amount reported in the Interim Consolidated Statements of Operations for the three and nine months ended September 30, 2017 and 2016 and for the three months ended June 30, 2017.

GAAP Earnings per Share and Adjusted Earnings per Share – Basic and Diluted

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Numerator:
Net income attributable to Chemours	$207	$204	$161	$518	$237
Adjusted Net Income	$214	$112	$166	$522	$173
Denominator:
Weighted-average number of common shares outstanding - basic	185,431,036	181,596,161	185,069,436	184,641,599	181,452,194
Dilutive effect of the Company's employee compensation plans [1]	6,206,778	1,932,395	6,057,203	5,909,015	1,089,738
Weighted-average number of common shares outstanding - diluted [1]	191,637,814	183,528,556	191,126,639	190,550,614	182,541,932

Earnings per share - basic	$1.12	$1.12	$0.87	$2.81	$1.31
Earnings per share - diluted [1]	$1.08	$1.11	$0.84	$2.72	$1.30
Adjusted earnings per share - basic	$1.15	$0.62	$0.90	$2.83	$0.95
Adjusted earnings per share - diluted [1]	$1.12	$0.61	$0.87	$2.74	$0.95

[1]

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

2017 Estimated GAAP Net Income to Estimated Adjusted EBITDA Tabular Reconciliation

Estimated net income [1]	$605 - 680
Provision for income taxes 1 2	195 - 220
Interest expense, net	~ 220
Depreciation and amortization	~ 280
Other reconciling items [1] [3]	~ (0)
Estimated Adjusted EBITDA [1]	$1,300 - 1,400
[1]

Our estimates reflect our current visibility and expectations of market factors, such as but not limited to, currency movements, TiO2 prices and end-market demand. Actual results could differ materially from the current estimates due to market factors and unknown or uncertainty of other factors, such as an estimate of non-operating pension benefit costs with respect to our foreign pension plans including settlements or curtailments, cost savings actions that may be taken in the future, the impact of currency movements on our results including exchange gains and losses and the related tax effects.

[2]	Provision for income tax is based on our current estimate of geographic mix of earnings and does not include potential tax effects of future discrete items.
[3]	Includes non-operating pension benefit income, exchange gains and losses, gain on sale of assets, restructuring and other charges recognized in the first half of 2017.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flow Tabular Reconciliation

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Cash flow provided by operating activities 1 2	$112	$198	$183	$336	$324
Cash flow used for purchases of property, plant and equipment	(108)	(67)	(69)	(246)	(235)
Free Cash Flow	$4	$131	$114	$90	$89
[1]

Cash flow provided by operating activities for the nine months ended September 30, 2017 and 2016 include the DuPont prepayment of $190 million received in the first quarter of 2016, of which $0 million and $93 million remain outstanding as of September 30, 2017 and 2016, respectively. Excluding the DuPont prepayment, Free Cash Flow for the nine months ended September 30, 2016 would have been negative $4 million.

[2]

Cash flow provided by operating activities for the three and nine months ended September 30, 2017 include PFOA MDL settlement payments of $320 million and $335 million, respectively. Excluding the PFOA MDL settlement payments, Free Cash Flow for the three and nine months ended September 30, 2017 would have been $324 million and $425 million, respectively.